Exhibit 99.1
Emulex Confidential Stock Options Exchange Program

Emulex Confidential Exchange Program Overview We have asked for shareholder's to approve a stock option exchange for employees ( excludes Officers and Directors) If the shareholders approve, the stock options you have received from Emulex that are now "underwater" with an exercise price that is higher than our immediately preceding 52 week high stock price when this Exchange Program begins, will be eligible to be traded in for a similar fair value of restricted stock units (RSUs) less a small haircut You can decide whether you want to participate in the Exchange Program or not - it is completely voluntary

Emulex Confidential Exchange Program Overview Should you decide to participate, you can pick and choose which eligible options to exchange for a lesser number of RSUs. It is NOT an "all or nothing" exchange The RSUs will vest over 3 years with 30% vested after the first year, another 30% after the second year, and the remaining 40% after the third year RSUs are different than stock options since there is no exercise price. The value of the RSUs will be equal to the listed price of our stock on the New York Stock Exchange (NYSE)

Emulex Confidential Exchange Program Overview (Cont'd) The actual number of shares you will receive as part of the Exchange Program will not be known until the Exchange Program begins Assuming the Exchange Program is approved by our shareholders, our Board of Directors will announce the commencement of the Exchange Program within the next 12 months You will receive a copy of the tender offer statement explaining the Exchange Program, the exchange ratios and the timing of the offer in greater detail

Emulex Confidential Exchange Program Overview (Cont'd) You can read about the Exchange Program in greater detail in Proposal 2 of our FY '08 Proxy Statement that was filed with the SEC. Hard copies of the Proxy Statement were mailed out on 10/14/08 to our shareholders of record as of 9/22/08 You can also find a soft copy of the FY '08 Proxy Statement on our Emulex website at: http://bacchus.emulex.com/company/investor/financials.jsp